DISTRIBUTORSHIP AGREEMENT

By and between

TOTALLY HEMP CRAZY, INC.

("COMPANY")

AND

NORTH TEXAS MOUNTAIN VALLEY WATER CORPORATION

("DISTRIBUTOR")

LIST OF SCHEDULES

SCHEDULE A SCHEDULE B

TERRITORY

PRODUCTS, PRICE AND PAYMENT TERMS

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DISTRIBUTORSHIP AGREEMENT

THIS DISTRIBUTORSHIP AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into by and between TOTALLY HEMP CRAZY, INC., a Nevada corporation, located at 10440 Markison Road, Dallas, TX 75238 (the "Company"), and NORTH TEXAS MOUNTAIN VALLEY WATER CORPORATION a Texas Corporation, located at 2109 Luna Road, Suite 100, Carrollton, TX 75006 (the "Distributor").

WITNESSETH:

WHEREAS, the Company is in the business of producing, canning, bottling, marketing and selling Hemp-Infused products (primarily beverages); and

WHEREAS, the Company holds certain property rights, including, but not limited to, rights to trade names, trademarks, service marks, logos, formulas, patents and copyrights (hereafter referred to collectively as the "Trademarks"); and

WHEREAS, the Company and Distributor desire to enter into a distributorship agreement for the marketing, selling and distributing of certain Company products packaged in various containers under the Trademarks within the Territory hereinafter described; and

NOW THEREFORE, for and in consideration of the mutual agreements, covenants and obligations contained herein, and the performance thereof, the parties, intending to be legally bound, agree as follows:

I.

RIGHT TO SELL WITHIN THE TERRITORY

1.1 Grant of Right to Distributor. The Company grants to Distributor the right, subject to Section 1.3 hereof, in the Territory described in and attached hereto as Schedule "A" (the "Territory"), to sell those products in the containers listed and described in Schedule "B" hereto (the "Products"). Distributor may sell accounts within the Territory to the extent permitted in Section

1.4 hereof.

1.2                              Acceptance of Right to Distribute. Distributor hereby accepts the right to sell the Products within the Territory and agrees to exercise such rights in accordance with the terms of this Agreement. Distributor further agrees that it will use its best efforts to solicit, promote, increase or cause to be increased the sales of the Products in the Territory. Distributor shall maintain sufficient personnel, delivery and distribution facilities, and equipment and vehicles to ensure that it has the capacity and capability to deliver the Products in sufficient quantities to fully satisfy the demand for the Products in the Territory.

1.3                             Sales within the Territory and the Parties' Reserved Rights. The Company reserves the right to sell the Products, or to grant the right to sell the Products, outside of the Territory. The Company will not knowingly compete with Distributor for sales within the Territory (except via the Internet), but the Company may sell within the Territory, any item not listed on Schedule "B".

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(except via the Internet), but the Company may sell within the Territory, any item not listed on Schedule "B".

1.4                               Restriction on Distributor's Sales Outside of the Territory. Nothing herein shall be deemed to grant Distributor the right, or otherwise permit Distributor, to sell the Products outside of the Territory. Distributor shall not sell any Products outside the Territory, nor shall Distributor sell any Products in the Territory to a wholesaler, retailer or otherwise which are ultimately shipped outside the Territory. Distributor may sell to wholesalers within the Territory, but only if such wholesaler resells the Products for Direct Delivery within the Territory. Distributor may sell Products outside the Territory upon the reasonable written request to the Company, and upon such commercially reasonable terms as the parties may agree.

II.

TRADEMARKS

2.1              Ownership of Trademarks and Use Thereof by Distributor. Distributor acknowledges the Company's exclusive right, title and interest in and to the Trademarks. Whenever Distributor uses the Trademarks in connection with the sale of the Products, it will clearly indicate the Company's ownership of such Trademarks as the Company so indicates.

2.2              Grant of License to Use Trademarks. The Company grants to Distributor a revocable, non-exclusive, non-transferable right and license during the term of this Agreement to use the Trademarks in the Territory in connection with the sale of the Products. This right and license may be revoked or restricted by the Company if at any time the Company reasonably determines in its sole discretion that it is necessary or appropriate to do so to protect the Trademarks.

2.3              Defense of Licensed Rights and Trademarks. Distributor agrees to timely notify the Company of any claim or action, or threatened claim or action, for infringement or alleged infringement of any Trademarks, patents or trade secrets made against it or the Company due to its exercise of any rights granted under this Agreement or activities of the Company undertaken in support of Distributor in the Territory. Distributor agrees to cooperate fully with the Company in any Trademark or patent infringement action by or against the Company.

2.4              Cessation of Use of Trademarks. Upon termination of this Agreement, Distributor shall immediately cease all use whatsoever of the Trademarks and shall not thereafter use the Trademarks or adopt any other designation similar to or which is likely to be confused with the Trademarks.

2.5              Compliance with Laws. Distributor shall comply with all applicable laws, regulations and ordinances pertaining to trademarks, at all times when using the Trademarks.

III.

ADVERTISING

3.1             Substance of Advertising. In its advertising, Distributor shall represent that it has the Products available for sale along with the other items and services that it offers, provided that it does

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not represent that it is the agent or representative of the Company. Distributor may display the Trademarks on its trucks or other equipment, the clothing worn by its employees, agents or representatives, and on any of its other property. All colors and graphics used by Distributor depicting the Trademarks or other intellectual property of the Company must be consistent with the styles and formats specified by the Company and must be approved by the Company in writing prior to use by Distributor.

3.2              Advertising Requirements I Restrictions. Distributor shall include in its advertising and sales and promotional material in which any of the Products are mentioned and/or any of the Trademarks are used the appropriate trademark notices, copyright notices and trademark designations. Distributor shall maintain a prominent "Website" advertisement and listing of the Products offered by it.

3.3                 cooperative Merchandising Fund. Company will place $.25 / case from each case ordered by the Distributor into a Cooperative Merchandising Fund, and match it with $.25 I case from the Company. This total $.50 I case Cooperative Merchandising Fund may be used by the Distributor for "mutually agreed upon" promotional activities such as POS Materials, truck graphics, price promotions, etc.

3.4              Approval. Distributor agrees that all advertising and sales and promotional materials (hereinafter collectively referred to as "Advertising") in which any of the Products are mentioned and/or any of the Trademarks are used shall be subject to the prior written approval of the Company, said approval not to be unreasonably withheld.

3.5                  Sales and Service Telephone Numbers. Distributor shall use and publicize to its customers the Distributor owned telephone number anywhere Distributor's customer sales and service telephone numbers are listed.

3.6               Websites. Distributor shall utilize the Company's proprietary Internet site, and may link to "TOTALLYHEMPCRAZY. COM" as a source for new customers and related matters.

IV.

DISTRIBUTION OF THE PRODUCTS

4.1              Solicitation of Accounts. Distributor will actively and aggressively solicit accounts and promote the Products throughout the Territory for sales of the Products and will maintain regular routes to service same.

4.2                Servicing. Distributor shall service all of its accounts with such frequency as is reasonably necessary to keep them fully supplied with, and satisfy fully the demand for, the Products in the Territory and shall maintain an adequate supply of the Products promptly to meet and satisfy fully the demands for the Products within the Territory, including, but not limited to, peak seasonal demands.

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V.

QUALITY CONTROL

5.1              Cleanliness Standards. Distributor shall comply with all ordinances, laws and regulations pertaining to the sale, storage, transportation and distribution of the Products and the operation of its facilities. Distributor shall at all times maintain all of its facilities and equipment used in the sale, storage, transportation and distribution of the Products in a clean, wholesome and sanitary condition. Company personnel may inspect storage and other facilities of Distributor (owned or leased) at any time during normal working hours upon reasonable notice.

5.2              Rotation. Distributor recognizes the limited shelf life of the Products, and acknowledges that rotation ensures maximum quality. Distributor agrees to take all reasonable steps necessary to see that all such Products sold by it are properly rotated in conformity with the date stamped on the labels of the containers. Distributor agrees that it will not store the Products outside, unprotected from temperature fluctuations and the elements.

5.3              Quality of the Products. The Company agrees that it will use its commercially reasonable, good faith efforts to maintain the high quality of all of Products delivered to Distributor.

VI.

PRICING AND DELIVERY OF THE PRODUCTS

6.1        Supply of Products: Pricing. The Company will supply Distributor with the Products at the prices and on the payment terms listed on Schedule "B" or as otherwise may be mutually agreed between the Company and Distributor in writing. The Company requires a 100% Payment made for the Products prior to shipment. The Company may increase such prices upon sixty (60) days written notice to Distributor. The Company will use its commercially reasonable, good faith efforts to supply the Products in the quantities requested by Distributor and as promptly as commercially and reasonably practicable after an order is received from Distributor.

6.2         Ordering Procedures. Distributor shall submit to the Company firm purchase orders in accordance with Schedule "B" in advance of the delivery dates specified. A purchase order may be submitted and accepted in writing, by fax or by e-mail. All purchase orders shall specify the quantity and type of Product, the requested delivery date, the delivery point(s), and any other special instructions with regard to shipping, packaging or delivery. All purchase orders received by the Company shall constitute Distributor's binding commitment to purchase the quantity and type of Product set forth therein at the purchase price then in effect on the date the Company receives the purchase order.

6.3         Delivery. Distributor may obtain delivery of Products at the Company's warehouse or at Distributor's warehouse. Title to the Products and risk of loss shall pass to Distributor (i) upon pick-up at the Company's warehouse by Distributor, independent carrier or another third party, or (ii) if employees of the Company, or a third party, deliver the Products to the Distributor's warehouse, then at the time the Products are delivered at Distributor's warehouse.

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6.4         Inspection of Products. Distributor will only be required to pay for the Products which are provided to Distributor free of defects at the time of delivery. Auditors of Distributor shall promptly and immediately inspect all containers for damage and shall not accept any containers that do not pass that inspection. The Company will either not charge Distributor for, or shall provide a credit to Distributor for, any damaged containers Distributor receives from the Company and which Distributor discovers to be damaged during its prompt inspection of such containers upon their receipt by Distributor. The Company shall not be responsible for, and Distributor shall indemnify, defend and hold the Company wholly harmless from, any damages, loss, claim, liability or expense of any customer of Distributor caused, in whole or in part, by a damaged container. The Products will be deemed received free of defects unless (i) any patent defects in the Products are noted on the delivery receipt at the time of delivery to Distributor and immediate written notice thereof is provided to the Company, or (ii) the Company is notified in writing or in any manner acceptable to the Company within thirty (30) days after delivery of any of the Products containing latent defects. The Company will not be responsible for damages occurring during shipment to the Distributor at Distributor's warehouse or during delivery by Distributor, at its customers' premises, during return from the Customer to Distributor, or during the return from Distributor to the Company.

6.5        Price Levels. The Company may from time to time suggest to Distributor the prices at which Products might be sold by Distributor to its customers. Such suggested retails are advisory only and non-binding on Distributor, and both the Company and Distributor acknowledge and agree that Distributor has sole, complete and absolute discretion to establish and maintain the prices at which it sells the Products to its customers. Distributor acknowledges its obligations to maximize its sales and selling efforts in the Territory as provided in Section 1.2 of this Agreement and further acknowledges that by setting its prices so as to be no longer competitive in the Territory, Distributor may thereby breach the terms of this Agreement.

6.6         Force Majeure. The failure by either Party to perform its obligations hereunder shall be completely excused, without liability to either Party, to the extent that such failure to perform results directly or indirectly from "acts of God" (including flood, fire or natural casualties); strikes, slowdowns or other labor disputes or shortages; civil unrest or sabotage; shortages of materials, transportation or supplies; direct or indirect acts, orders or regulations of any governmental body; or any other causes beyond the reasonable control of the Party.

6.7         Reporting. At reasonable intervals (an in any event, not less frequently than quarterly), Distributor will provide to the Company information regarding Products sold, promotional activities or other information reasonably requested by the Company.

VII.

TAXES AND EXPENSES

7.1 Expenses, Charges, Fees and Taxes. Distributor will pay and discharge at its own expense any and all expenses, charges, fees and taxes arising out of or incidental to the carrying on of its business, including, without limiting the generality of the foregoing, all worker's compensation, unemployment insurance and social security taxes, sales, use, income, business and franchise taxes levied or assessed with respect to its business and/or employees, and Distributor will indemnify, defend and save harmless the Company against any and all claims for such expenses, charges, fees and taxes.

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VTII.

INSURANCE, WARRANTIES AND INDEMNIFICATION

a.1 Duty to Defend, Indemnify and Hold Harmless. Distributor agrees to indemnify, defend and hold harmless the Company, its officers, employees, agents and representatives from and against any and all claims, causes of action, damages, claims for damages, liability, loss, cost or expense, including reasonable attorneys' fees and expenses of litigation, arising out of or in any way related to performance of this Agreement by Distributor, except claims arising from the sole gross negligence of the Company.

Without limiting the foregoing, Distributor agrees to indemnify, defend and hold harmless the Company, its officers. agents, employees and representatives from any and all such claims, including but not limited to claims for property damage, bodily injury, loss of consortium, emotional distress or death, whether sustained or alleged to have been sustained by Distributor's employees, the Company's employees or any other person or entity, and including but not limited to claims, injuries or damages caused or alleged to be caused in whole or in part by the negligence, gross negligence or willful act or omission of Distributor or anyone for whose acts Distributor may be liable or legally responsible. Distributor also agrees to indemnify defend and hold harmless the Company, its officers, employees, agents and representatives from any and all such claims whether or not they are from or are_ alleged to be caused in part by the negligence or gross negligence of the Company, its agents, officers, employees, or representatives. However, Distributor shall not be obligated to indemnify the Company against any claim arising from the sole gross negligence of the Company.

Be going indemnity, defense and hold harmless obligations shall apply to all such claims losses or liabilities, Whether such Claims arise from Products acquired by Distributor from the Company prior to the execution of this Agreement or subsequent thereto.

8.2 Insurance Coverage. Distributor further agrees to procure and maintain, at its sole cost and expense from an insurance carrier reasonably acceptable to the Company, Comprehensive General Liability Insurance and Automobile Liability Insurance, all in conformance with the requirements of this Agreement.

. . The Company, shall be named as an additional insured on each of the above listed policies. Distributor shall provide the Company certificates of insurance evidencing the existence and maintenance of each of these policies and the fact that the Company is afforded insurance coverage as an additional insured under each of the policies specified above.

Distributer failure to provide said certificates of insurance, and the Company’s failure to insist that such certificates be furnished to it, shall not relieve Distributor of its obligation to procure insurance as required herein

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The insurance required by this Section shall specifically include and provide contractual liability insurance covering Distributor's obligations under the indemnity provisions of this Agreement as set forth in Section 8.1 above. Said insurance shall provide primary coverage to the Company, and any other insurance which may be available to the Company for any claim, loss or liability encompassed by this Agreement shall be excess over the insurance required by this Section.

Distributor's Comprehensive General Liability and Automobile Liability Insurance shall be written with combined single limits of liability not less than $1,000,000.00.

All insurance policies shall contain a provision that the coverages afforded thereunder shall not be canceled or not renewed, nor restrictive modifications added, until at least thirty (30) days after prior written notice has been given the Company.

In the event Distributor fails to obtain or maintain any insurance coverage required under this Agreement, the Company may at its option purchase such coverage and charge the expense thereof to Distributor or terminate this Agreement.

8.3 Limitations of Distributor's Remedies. Distributor's sole and exclusive remedy against the Company for defective Products or deficient services, as the case may be, shall be, at the option of the Company, the replacement or reperformance thereof or a credit to Distributor's account for the cost thereof. Distributor's remedy for any breach by the Company of this Agreement or arising under or in connection with this Agreement or for any action taken or not taken by the Company in connection herewith or conduct relating thereto, under contract, tort or any other legal theory, shall not include, under any circumstance, any special, indirect, exemplary, punitive, incidental or consequential damages nor lost profits, lost revenues or lost opportunity costs

IX.

DEFAULT

9.1              Events of Default. Distributor shall be deemed to be in default of the terms of this Agreement if any one of the following events (" Events of Default") occur:

a)	Distributor attempts to dispose, assign or sub-license the rights, privileges and obligations created by this Agreement;

(b)                Distributor violates any of the terms and conditions of this Agreement;

(c)	Majority ownership of Distributor changes;

(d)                Distributor shall file a voluntary petition in bankruptcy or take the benefit of any insolvency act or be dissolved or adjudicated bankrupt or if a receiver shall be appointed for Distributor's business or its assets and the appointment of such receiver is not vacated within thirty (30) days after such appointment, or if Distributor shall make an assignment for the benefit of its creditors, or if the interest of Distributor passes by operation of law to any person or entity other than Distributor;

(e)                Distributor becomes insolvent, regardless of how said insolvency may be evidenced; or

(f) Distributor fails to pay the Company for the Products on a timely basis.

9.2              Remedies. Upon the occurrence of an Event of Default, the Company may give written notice to Distributor demanding that the condition of default be cured within thirty (30) calendar days and, if not so cured, the Company, in addition to any other rights or remedies it may have, may do any one or more of the following:

(a)    Commence a collection action to recover all sums of money due, reserving the right to recover for such other sums of money which may become due under this Agreement or otherwise;

(b)	Commence an action to specifically enforce its rights under this Agreement; or
(c)	Terminate this Agreement.

9.3             Remedies Cumulative. All rights and remedies granted under this Agreement shall be cumulative, and resort by the Company to any one remedy provided for hereunder shall not exclude or prevent the Company from pursuing any other rights and remedies provided under this Agreement or by law.

9.4             Attorneys' Fees. If the Company or Distributor brings an action to enforce or assert any right granted pursuant to this Agreement and is successful in such action, the unsuccessful party shall pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the successful party in exercising its rights and remedies hereunder.

X.

TERM

10.1          Term. This Agreement shall commence on the date of its execution and shall continue in full force and effect for a period of five (5) year thereafter, (the "Primary Term"), unless . sooner canceled or terminated as provided in this Agreement. At the end of the Primary Term, and at the end of each year thereafter (each such year being a "Renewal Term"), this Agreement shall be automatically renewed for a successive one year period provided the Distributor has complied with all terms and conditions of this Agreement.

10.2           Termination. In the event that this Agreement is terminated as provided for herein or is not renewed in accordance with Section 10.1, neither the Company nor Distributor shall have any claim or right against the other as a result thereof, and neither shall have any further responsibility for the performance of any term, provision, or condition of the Agreement except as contained in the last sentence of Section 1.2, and Sections 2.1, 2.3, 2.4, 2.5, 7.1, 8.1, 8.2, 8.3, 9.2, 9.3, 9.4, 10.2, 12.1, 12.2, 12.5, 12.6, 12.7, 12.8, 12.9 and 12.10, or except as resulting from action or inaction during the term of this Agreement or relating to the payment of outstanding monies owned to the Company or Distributor, as the case may be.

10.3           Buy-out. If this Agreement is ever terminated by the Company, Distributor will receive an amount equal to $8.00/case for each case the Distributor has purchased from the Company in the prior 12 months.

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XI.

ASSIGNMENT

11.1 Assignment. This Agreement is personal as to the Company and Distributor. The rights, duties and obligations pursuant to this Agreement cannot be transferred, assigned, pledged, made subject to a security interest, or otherwise disposed of by either the Company or Distributor in whole or in part without the express written consent of both parties.

XII.

MISCELLANEOUS

12.1          Purchase Orders I Invoices. Payment Terms for the Products will be Net 30 Days.

12.2          Notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) days after being deposited in the mails, if sent by certified mail, with return receipt requested, (c) upon confirmed receipt, if sent by facsimile transmission during normal business hours of the receiving party on a business day, (d) one (1) day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next day delivery, or (e) same day if sent via e-mail, in each case to the appropriate addresses or telecopy numbers set forth on the signature page hereto (or to such other addresses or telecopy number as a party may designate by notice to the other parties).

12.3         No Partnership. Joint Venture. Franchise. Employer/Employee Relationship. It is understood and agreed that Distributor is an independent contractor, and this Agreement and the relationship created hereby shall not be considered to be a partnership, joint venture, franchise, or an employer/employee relationship, and neither the Company nor Distributor shall have the right or authority to represent the other in any capacity or to transact any business or incur any obligations, contractual or otherwise for, in the name of, or on behalf of the other, unless otherwise authorized to do so in writing. The relationship between the Company and Distributor shall be that of supplier and purchaser.

12.4          Authority to Enter into Agreement. The Company and Distributor affirm that they are validly constituted corporate entities with full right, power and authority to enter into this Agreement and to perform their respective obligations hereunder.

12.5          Waivers. No failure or delay on the part of the Company or Distributor to exercise any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by the Company and Distributor.

12.6          Governing Law and Jurisdiction. This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas. Distributor hereby consents to service of process

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in, and to the jurisdiction of the state or federal courts of, Dallas County, Texas and agrees that in connection with any action arising in whole or in part hereunder, it will not contest such service or jurisdiction, nor will it assert that venue is not proper in such courts or that another forum may be more convenient.

12.7         Arbitration. Any controversies, disputes and disagreements arising out of or relative in any manner whatsoever to this Agreement, including but not limited to the negotiations, formation, and consummation hereof or matters arising under this Agreement after the date hereof or the arbitrability of any dispute in connection herewith shall be submitted for compulsory, mandatory, exclusive and binding final arbitration in Dallas, Texas. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator selected according to the rules of the American Arbitration Association. Any award may be enforced in any court of competent jurisdiction. The arbitrator shall have the authority to reform the terms of the Agreement to render them enforceable under applicable law, even though a court may, under such applicable law, not have the authority to so reform the Agreement. The costs and expenses of the arbitration, including all attorneys' fees and the fees of the arbitrator, shall be borne by the party against whom a majority of the issues (determined by financial amount) are determined. The decision shall be final and non-appealable and not be subject to judicial review except with respect to clearly erroneous findings of fact manifested on the face of the decision. The arbitrator may award monetary and/or injunctive relief, but in no event may he award punitive or exemplary damages. Nothing contained in this Section 12.7 shall preclude the Company from maintaining a suit for specific performance or other appropriate injunctive or equitable relief to enforce the terms of this Agreement.

12.8 Confidentiality.	During the Primary Term and any Renewal Term and for the three

(3) year period following the termination hereof for any reason, the parties hereto shall keep the terms and conditions of this Agreement, the transactions contemplated hereby, and either party's records, books, data and other confidential information concerning the Products, either party's accounts, employees, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, pricing, marketing or business plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and all other business information involving either party {all collectively, the "Confidential Information") strictly confidential, and neither the Company nor Distributor will make, or cause or permit to be made, any disclosure of any such Confidential Information to any person (it being understood, however, that in any event such Confidential Information may be disclosed on a confidential basis to the parties' respective employees and professional advisers who have a need to know such information).

12.9          Entire Agreement. This Agreement, which incorporates herein by reference Schedules "A" and "B", constitutes the entire, complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and supersedes and cancels any prior agreements, understandings, covenants, promises, assurances, course of dealing or performance, representations, warranties, or communications, whether oral or written, between the parties hereto. No covenant, term, provision, representation or agreement not expressly contained herein shall be implied as a matter of law, interpretation, coarse of performance or conduct of the parties. Neither this Agreement nor any provision hereof may be amended, waived

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or modified except by written instrument signed after the date hereof by all parties hereto and expressly stating therein that such instrument is intended as an amendment, modification or waiver hereof.

12. 10 Severability. If any terms or provisions of this Agreement are deemed to be invalid or unenforceable, such determination shall not affect the validity or enforceability of the remaining terms and provisions hereof.

12.11 Benefited Parties. This Agreement shall be binding upon and inure to the benefit of any permitted purchasers, successors or assigns of the Company and Distributor.

IN WITNESS WHEREOF, this Agreement has been executed on this 31st day of March, 2015.

THE COMPANY

TOTALLY HEMP CRAZY, INC.

By/s/Tom Shuman

Print Name: Tom Shuman

Title: President/CEO

DISTRIBUTOR:

By/s/Brian Rose

Print Name: Brian Rose

Title: Owner

Addresses:

TOTALLY HEMP CRAZY, INC

10440 Markison Road

Dallas, TX 75238

Attn: Tom Shuman

Title: CEO I President Phone: 214-212-5006

N. TX MOUNTAIN VALLEY WATER CORP

2109 Luna Road I Suite 100

Carrollton, TX 75006

 Attn: Brian Rose

Title: Owner

Phone: 972-488-81 00

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SCHEDULE A

TERRITORY GRANTED

The Territory set forth for this Agreement encompasses the Distributor's Home and Office Delivery Territories in the Dallas, Houston and Austin areas of Texas.

The Distributor will have the Exclusive Sales rights to the Products within the Home and Office Delivery channel within the Territories, and the Non-Exclusive Sales rights to the Products within the Retail channel of business.

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SCHEDULE B

PRODUCTS. PRICE & PAYMENT TERMS

PRODUCTS:	ROCKY MOUNTAIN HIGH HEMP ENERGY DRINK ROCKY MOUNTAIN HIGH HEMP ICED TEA ROCKY MOUNTAIN HIGH HEMP LEMONADE

PACKAGE SIZE: 12 - PACK / 12 oz. SUM-LINE CANS PER CASE.

FOR COMPANY WAREHOUSE PRICING TO DISTRIBUTOR:

. PER CASE I MINIMUM ONE (1) PALLET*

208 CASES I PALLET

20 PALLETS PER TRUCKLOAD I CONTAINER LOAD 4,160 CASES PER TRUCKLOAD / CONTAINER LOAD

,C

Minimum Order per SKU is one (1) pallet I NO "mixed pallets” of ail 3 products.

COOPERATIVE MERCHANDISING FUND

Company will place $.25 I case from each case ordered by the Distributor into a Cooperative Merchandising Fund, and match it with $.25 I case from the Company. This total $.50 I case Cooperative Merchandising Fund may be used by the Distributor for "mutually agreed upon" promotional activities such as POS Materials, truck graphics, price promotions, etc.

THCZ STOCK

Distributor will receive from Company one (1) share of restricted THCZ common stock for each case of the Products purchased from the Company in 2015.

Plus, Distributor will receive from Company one (1) share of restricted THCZ common stock for each case of the Products purchased from the Company in 2015 by any entities referred to the Company by the Distributor.

PAYMENT TERMS:

Payment Terms for the Products will be Net 30 Days.

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